October 30, 2015

[PARTICIPANT NAME]
[PARTICIPANT ADDRESS]

Dear [●]:

As you know, Schlumberger Limited (“Schlumberger”) and Cameron International Corporation (“Cameron”) entered into an Agreement and Plan of Merger on August 25, 2015 (the “Merger Agreement”), pursuant to which Schlumberger will acquire Cameron (the “Proposed Acquisition”).

In connection with the Proposed Acquisition, your stock options and restricted stock units, as applicable, will be converted into the equivalent type of Schlumberger awards. Your stock options and restricted stock units provide for accelerated vesting in the event your employment is terminated without Cause or you resign for Good Reason (as each such term is defined in the applicable award agreement) in connection with the Proposed Acquisition. Notwithstanding any provision to the contrary in your stock option or restricted stock unit award agreements, you shall have until June 30, 2017 to provide Schlumberger or Cameron, as applicable, with written notice of Good Reason following the Proposed Acquisition.

The other terms and conditions of your stock options and restricted stock unit awards shall continue in full force and effect notwithstanding this letter agreement.

CAMERON INTERNATIONAL     CORPORATION

By:
Steven Geiger
VP and Chief Administrative Officer

Acknowledged and accepted:

[NAME]

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